Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

For Immediate Release:

August 29, 2017
News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bank To Open New Branches in Bethlehem, Pa. and Ramsey
Phillipsburg Branch to Move to New Route 22 Location

CLINTON, N.J., Aug. 29, 2017 (GLOBE NEWSWIRE) -- Unity Bank will open two new branches - its second in Bergen County and second in Lehigh Valley, Pennsylvania - and move its Phillipsburg branch to a more modern location less than a mile away in the coming months. The branch expansion will increase Unity’s branch network to 19 locations in Bergen, Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania.

“Unity is in an excellent position to expand services because we continue to see strong loan and deposit growth,” said Unity Bank President & CEO James A. Hughes. “We intend to continue to grow our retail network while producing solid returns for our investors. New branches help us strengthen the Unity brand and allow the bank to focus on providing services for small business customers, who depend on local branches for daily deposits.”

The two new full-service branches will be located at 2920 Easton Ave., Easton Commons Shopping Center, Bethlehem, Pennsylvania and 475 Franklin Turnpike, Ramsey, New Jersey. The Phillipsburg branch will relocate to 1225 U.S. Highway 22 West, Phillipsburg. The new 2,100-square foot location is in the Greenwich Station Shopping Center that also includes a liquor store, restaurant and cleaners. Unity expects to open Phillipsburg and Ramsey in November and Bethlehem shortly thereafter.

The Bethlehem branch will be a free-standing 2,700-square-foot building in a shopping center anchored by Giant Food and Family Dollar stores. The facility will provide enough space to house both a branch and a commercial lending division.

The new Bergen County branch in Ramsey will be a 1,400-square-foot facility in a small shopping center near Don Bosco Preparatory High School.

“Unity is committed to expanding its branch locations and lending services,” said Hughes. “Unlike national banks that are reducing branches, we expect a gradual, measured approach to increasing our network both in New Jersey and Pennsylvania.”
About Unity Bancorp, Inc.
Unity Bancorp, Inc. (NASDAQ:UNTY), the parent company of Unity Bank, its primary and wholly owned subsidiary, is a financial services organization headquartered in Clinton, N.J. Unity Bank provides financial services to businesses and consumers at 17 branches throughout New Jersey and the Lehigh Valley, Pennsylvania. Unity Bank provides community-oriented commercial banking services, including deposit accounts, loans, online and mobile services. For more information, please visit www.unitybank.com or call 800-618-BANK (800-618-2265).

MEDIA CONTACT:
Fred Feiner
Yankee Public Relations
908-425-4878
fred@yankeepr.com